Exhibit 16.1

July 8, 2011

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:     MEDL Mobile Holdings, Inc. (formerly Resume in Minutes, Inc.)

We have read the statements under Item 4.01 of the Current Report on Form 8-K of MEDL Mobile Holdings, Inc., to be filed with the Securities and Exchange Commission on July 8, 2011 regarding the change of auditors.

We agree with all statements pertaining to us.

We have no basis to agree or disagree with any other statements made in Item 4.01.

Yours truly,

/s/ Li & Company P.C.

Li & Company P.C.